Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 13, 2015, except Note 20, as to which the date is April 6, 2015, in the Registration Statement (Form S-1 No. 333-193466) and related Prospectus of Party City Holdco Inc. for the registration of 25,156,250 shares of its common stock.

/s/ Ernst & Young LLP

New York, New York

April 6, 2015